Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 4 to the Registration Statement on Form S-1 and in the regulatory applications filed by Beverly Financial, MHC (the “Company”) with the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation in connection with the Company’s proposed mutual to stock conversion, and the holding company application filed with the Federal Reserve Board by Beverly Financial, MHC (collectively, the “Regulatory Applications”), of our report dated March 24, 2014, on the consolidated financial statements of Beverly Financial, MHC and Subsidiary as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, appearing in the Prospectus, which is a part of this Amendment No. 3 to the Registration Statement on Form S-l and the Regulatory Applications. We further consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Shatswell, MacLeod & Company, P.C.
SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

August 7, 2014